Exhibit 16.1




December 2, 1998



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated December 2, 1998 of Hybrid Networks, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP





cc:     Mr. Judson Goldsmith, CFO, Hybrid Networks, Inc.